Exhibit 9

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ZURICH AMERICAN LIFE INSURANCE COMPANY

May 1, 2018

Board of Directors

Zurich American Life Insurance Company

ZALICO Variable Annuity Separate Account

1400 American Lane

Schaumburg, IL 60196

Dear Sir/Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 54 to the Registration Statement on Form N-4, File Nos. 002-72671 and 811-3199 (the “Registration Statement”) by Zurich American Life Insurance Company (“ZALICO”) for the ZALICO Variable Annuity Separate Account (the “Separate Account”). The Registration Statement covers an indefinite number of units of interest in the Separate Account. Purchase payments to be received under Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts (“Contracts”) offered by ZALICO may be allocated by ZALICO to the Separate Account in accordance with the owners’ directions with reserves established by ZALICO to support such Contracts.

The Contracts are designed to provide annuity benefits and were offered in the manner described in the prospectus which is included in the Registration Statement. The Contracts were sold only in jurisdictions authorizing such sales. The Contract is currently not being issued.

In connection with my opinion, I have examined the Registration Statement and related documents, and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. ZALICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. The Separate Account is an account established and maintained by ZALICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of ZALICO.

3. Assets allocated to the Separate Account are owned by ZALICO. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business ZALICO may conduct.

4. When issued and sold as described above, the Contracts are duly authorized by ZALICO and constitute validly issued and binding obligations of ZALICO in accordance with their terms, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contacts and the Account.

Sincerely yours,

/s/ Sarah M. Patterson

Sarah M. Patterson